August 8, 1997

ReliaStar Bankers Security Life Insurance Company
5th Floor
20 Washington Ave. South
Minneapolis, MN 55401

Dear Sirs or Madams:

         This letter sets forth the agreement between ReliaStar Bankers Security Life Insurance Company (the "Company"), and Janus Capital Corporation (the "Adviser"), concerning certain administrative services.

1. Administrative Services and Expenses. Administrative services for the separate accounts of the Company (the "Accounts") which invests in one or more portfolios (collectively, the "Portfolios") of Janus Aspen Series (the "Trust") pursuant to the Participation Agreement between the Company and the Trust dated August 8, 1997 (the "Participation Agreement"), and for purchasers of variable annuity or life insurance contracts (the "Contracts") issued through the Accounts are the responsibility of the Company. Administrative services for the Portfolios, in which the Accounts invest, and for purchasers of shares of the Portfolios, are the responsibility of the Trust. The administrative services the Company intends to provide to the Trust and its Portfolios are set forth in Schedule A attached to this letter agreement, which may be amended from time to time.

2. Service Fee. In consideration of the anticipated administrative expense savings resulting to the Trust from the Company's services, the Adviser agrees to pay the Company a fee ("Service Fee"), computed daily and paid monthly in arrears, at an annual rate equal to fifteen (15) basis points (0.15%) of the average monthly value of the shares of the Portfolios held in the Accounts, such payments to commence following the month in which the average monthly value of investments by the Accounts, together with investments in the Portfolios by separate accounts of ReliaStar Life Insurance Company and Northern Life Insurance Company, reaches $50 million. The Service Fee will be correspondingly suspended if the average monthly value of such investments drops below $50 million in any month.

         For purposes of this Paragraph 2, the average monthly value of the shares of the Portfolios will be based on the sum of the daily net asset values (as calculated by the Portfolios) for each calendar day in a month divided by the number of calendar days in the month.


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3.       Nature of Payments. The parties to this letter agreement recognize and agree that the Adviser's payments to the Company relate to administrative services to the Trust only and do not constitute payment in any manner for administrative services provided by the Company to the Account or to the Contracts, for investment advisory services or for costs of distribution of Contracts or of shares of the Portfolios, and that these payments are not otherwise related to investment advisory or distribution services or expenses.

4.       Representations and Warranties.

         a. The Adviser represents and warrants that in the event the Trustees of the Trust approve the payment of all or any portion of the Service Fee by the Trust, the Trust will calculate in the same manner the Service Fee to all insurance companies that have entered into Service Fee arrangements with the Adviser and/or the Trust (the "Participating Insurance Companies").

         b. The Company represents and warrants that: (1) it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein; and (2) it will not purchase Trust shares of the Portfolios with Account assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans, and the Company is not a fiduciary with respect to the Contracts for purposes of the Employee Retirement Income Securities Act of 1974 ("ERISA").

         c. The Company represents, warrants and agrees that: (1) the Company's receipt of the Service Fee is in compliance with
                  Section 26 of the Investment Company Act of 1940 ("1940 Act") to the extent Section 26 is applicable to the Contracts; (2) no portion of the Service Fee will be rebated by the Company to any Contract owner; and (3) if required by applicable law, the Company will disclose to each Contract owner the existence of the Service Fee received by the Company pursuant to this letter agreement in a form consistent with the requirements of applicable law and will disclose the amount of the Service Fee, if any, that is paid by the Trust.

5.       Indemnification

         a. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties.


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         b.       The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company's willful misfeasance, bad faith or gross negligence in the performance if its duties.

6.       Termination.

         a. Either party may terminate this letter agreement, without penalty, on sixty (60) days' written notice to the other party.

         b. This letter agreement will terminate at the option of either party in the event of the termination of the Participation Agreement.

         c. This letter agreement will terminate immediately upon the determination of either party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law.

7. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. Confidentiality. The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party (other than affiliates of the Company) except with each party's prior written consent, as required by law or judicial process, or as provided in paragraph 4c herein.

9. Assignment. This letter agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that the Adviser may assign its obligations under this letter agreement, including the payment of all or any portion of the Service Fee, to the Trust upon thirty (30) days' written notice to the Company.

10. Governing Law. This letter agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Colorado.

11. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.


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If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

JANUS CAPITAL CORPORATION

By:      _______________________________

Name:    _______________________________

Title:   _______________________________

RELIASTAR BANKERS SECURITY LIFE
INSURANCE COMPANY

By:      _______________________________

Name:    _______________________________

Title:   _______________________________

Attachment: Schedule A


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                                   SCHEDULE A

Pursuant to the letter agreement to which this Schedule is attached, the Company or an affiliate will perform administrative services including, but not limited to, the following:

         1. Print and mail to Contract owners or otherwise disseminate copies of the Portfolios' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Trust is required by law or otherwise to provide to its shareholders.

         2. Provide Contract owner services including, but not limited to, financial consultants' advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales) and communicating with Contract owners about Portfolio (and subaccount) performance.

         3. Provide other administrative support for the Trust as mutually agreed to by the Company and the Adviser and relieve the Trust of other usual or incidental administrative services provided to individual Contract owners.